Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No. 4 to Registration Statement No. 333-108282 of NMP, Inc. of our report dated January 30, 2003 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), relating to the consolidated financial statements of Pinnacor Inc. appearing in the Joint Proxy Statement/Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in the Joint Proxy Statement/Prospectus.

/s/    Deloitte & Touche LLP

New York, New York

November 21, 2003